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                                                                     EXHIBIT 5.1



                                                              September 7, 2000

PhoneTel Technologies, Inc.
North Point Tower, 7th Floor
1001 Lakeside Avenue
Cleveland, Ohio 44114-1195

Gentlemen:

         You have requested our opinion with respect to 391,647 shares of common stock, $.01 par value per share (the "Shares"), of PhoneTel Technologies, Inc., an Ohio corporation (the "Company"), which Shares are to be issued to certain managers of the Company pursuant to the terms of the Company's 1999 Management Incentive Plan (the "Plan"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

         In connection with the foregoing, we have examined (a) the Amended and Restated Articles of Incorporation and the Amended and Restated Code of Regulations of the Company, (b) the Plan, (c) the form of Award Agreement for use under the Plan, attached as an exhibit to the Plan, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based upon such examination, we are of the opinion that:

         1. The Company is a corporation organized and validly existing under the laws of the State of Ohio.

         2. The Shares to be sold by the Company have been duly authorized and, when issued and sold pursuant to the Plan, and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                                         Very truly yours,

                                                         HAHN LOESER & PARKS LLP